Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)
Playa Hotels & Resorts N.V.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transact
ion
Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,571,924,678	(1)	0.00015310	$240,662	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,571,924,678	(1)
Total Fees Due for Filing				$240,662
Total Fees Previously Paid				$0
Total Fee Offsets				$240,662	(3)
Net Fee Due				$0

(1)
Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of (i) 110,844,577 issued and outstanding ordinary shares, par value €0.10 per share (the “
Shares
”), of Playa Hotels & Resorts N.V. (“
Playa
”), which excludes 12,143,621 Shares beneficially owned by Hyatt Hotels Corporation, multiplied by the offer price of $13.50 per share; (ii) 5,556,572 Shares underlying outstanding restricted shares (for shares subject to performance conditions, based on maximum-level performance) and which may be entitled to receive the per share offer price of $13.50 for non-executive
directors and certain
non-continuing
employees or a continuing award for unvested restricted stock units; and (iii) 37,716 Shares underlying outstanding restricted stock units (for shares subject to performance conditions, based on maximum-level performance) and which may be entitled to receive the per share offer price of $13.50 for non-executive
directors and certain
non-continuing
employees or a continuing award for unvested restricted stock units. Amounts are presented as of February 26, 2025, the most recent practicable date.

(2)
The filing fee was calculated in accordance with Rule
0-11
under the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and Fee Rate Advisory for Fiscal Year 2025, effective October 1, 2024, by multiplying the transaction value by 0.00015310.

(3)
Pursuant to Rule
0-11(a)(2)
 under
the Exchange Act, the filing fee is offset by the fee previously paid with respect to the transaction under the
Schedule
TO-T
(File
No. 005-89908)
filed on February 24, 2025 by Hyatt Hotels Corporation.